File No. 70-8553
(Increase Stock Issuance Authorization)
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
POST-EFFECTIVE AMENDMENT NO. 2
to

FORM U-1
APPLICATION - DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
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Allegheny Energy, Inc.
10435 Downsville Pike
Hagerstown, Maryland 21740-1766
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Allegheny Energy, Inc.
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                                                       Thomas K. Henderson, Esquire                               Carol G. Russ
                                                       Vice President and General Counsel                      Senior Counsel
                                                       Allegheny Energy, Inc.                                             Allegheny Energy Service Corporation
                                                      10435 Downsville Pike                                             800 Cabin Hill Drive
                                                      Hagerstown, Maryland 21740-1766                       Greensburg, PA 15601

Anthony Wilson
Senior Counsel
Allegheny Energy Service Corporation
10435 Downsville Pike
Hagerstown, Maryland 21740-1766

Item 1. Description of Proposed Transaction

         Now comes Allegheny Energy, Inc. ("AE" or "Company"), a registered public utility holding company located in Hagerstown, Maryland, and files this Post-Effective Amendment No. 2 to its Application-Declaration filed in this file on January 18, 1995 pertaining to the Dividend Reinvestment and Stock Purchase Plan ("DRISP") and the Employee Stock Ownership and Savings Plan ("ESOSP") (hereinafter collectively referred to as the "DRISP and ESOSP U-1").  Due to recent downgrades from the financial community and the resulting drop in AE's stock price, AE seeks authority to issue additional shares pursuant to the Company's benefit plan and to its outside directors.  AE seeks expedited treatment of this request.  Accordingly, AE seeks an order not later than March 20, 2003 authorizing it to issue additional shares as more fully described below.

         In support of this application, AE submits the following information:

1.    AE's order in the DRISP and ESOSP U-1 was issued on March 22, 1995, Holding Company Act Release No. (HCAR No.) 26255.  In that order, the Company was authorized to issue a total of 6, 025,000 additional shares of common stock for purposes of the DRISP and ESOSP and for outside directors.[1]  From the shares authorized in that order, the Company has remaining authority to issue 1,631,453 shares pursuant to the DRISP, 404,178 shares pursuant to the ESOSP, and 5,112 shares to the outside directors.

         AE requests authority through December 31, 2008 to issue from time to time a total of not more than 20,500,000 additional shares of its authorized and unissued common stock, par value $1.25 per share, as follows: 20,000,000 shares (hereinafter the "ESOSP Additional Common Stock") pursuant to its Employee Stock Ownership and Savings Plan [2] (hereinafter the "ESOSP"); and 500,000 shares (hereinafter the "Outside Directors' Additional Common Stock") to each member of AE's Board of Directors who is not, at any time during his service as a director, an employee of AE or any of its subsidiaries (hereinafter "Outside Director") as part of the directors' compensation package.

         As of October 1, 2002, 126,304,891 shares of AE's common stock were outstanding.  AE's charter authorizes up to 260,000,000 shares.

1 Previously, in orders dated August 5, 1977, April 29, 1980, June 23, 1983, June 19, 1984, March 17, 1987 and September 14, 1990 (HCAR Nos. 20131, 21542, 22985, 23333, 24344 and 25150, respectively), the Securities and Exchange Commission authorized AE to issue and sell an aggregate of 12,000,000 shares, par value $2.50, under the Dividend Plan and the ESOSP.  The aggregate number of authorized shares of common stock was increased to 24,000,000 shares of common stock, $1.25 par value, as a result of a 2 for 1 stock split effective November 4, 1993.  (See HCAR No. 25911).

2 The ESOSP was formerly called the Tax Reduction Act Employee Stock Ownership Plan ("TRASOP") and the Tax Credit Employee Stock Ownership Plan ("PAYSOP").

A. The ESOSP

        The ESOSP, a copy of which is attached hereto as Exhibit B-2(a), is comprised of a Stock Ownership Plan and a Savings Plan.  The ESOSP was established for the exclusive benefit of the Company and of participating employees and their beneficiaries. The ESOSP enables employees to provide for their future through tax deferred pre-tax contributions (which are matched by Company contributions) and post-tax contributions.  AE proposes to issue ESOSP Additional Common Stock to the trust (or pay cash which shall be used to purchase AE common stock) at least quarterly in an amount equal in value to fifty percent of a member's contribution (not to exceed three percent of such Member's Compensation) under the Savings Plan, all as more fully set forth in Section 4.2 of the ESOSP.  The ESOSP Additional Common Stock issued to the trust for purposes of the Savings Plan will be in consideration for the past labor and services of qualified employees of AE and its subsidiaries.  Through December 31, 2008, the Company proposes to issue from time to time up to 20,000,000 additional shares pursuant to the ESOSP.

        All costs of administration of the ESOSP, in excess of those allowed to be paid from contributions to the trust, will be paid by all the participating subsidiaries of AE.

B. Outside Directors' Stock

    Each Outside Director receives as part of his compensation an annual payment, consisting of $12,000 worth of AE common stock.  This award is in addition to the annual retainer and committee fees, as further compensation for his or her services as a member of the Board of Directors of AE.  The purpose of the award being paid out in stock is to attract highly qualified individuals to serve as non-employee directors on the Board of Directors of AE and to further align each non-employee director's interests with those of AE's shareholders by increasing the amount of AE stock each director owns.  One-half of the award ($6,000) is normally paid out in February and in August.  Based on the market price, the dollar amount is converted into a whole number of shares, which are then awarded to each outside director.  The remaining cash, if any, that is less than the value of one share, is also given to each outside director at that time.

    AE is requesting through December 31, 2008 to issue from time to time up to 500,000 additional shares of common stock to the Outside Directors.  Shares of common stock awarded to the Outside Directors will be authorized and unissued shares.

    Except as described herein, no associate company or affiliate of AE or any affiliate of any such associate company has any material interest, directly or indirectly, in the proposed transaction.

Item 3. Applicable Statutory Provisions

         The applicant is informed by counsel that Sections 6(a) and 7 and Rule 54 of the Public Utility Holding Company Act of 1935 are considered applicable to the proposed transactions.  To the extent that the proposed transactions are considered by the Commission to require authorization, exemption or approval under any section of the Act or the rules and regulations other than those set forth above, request for such authorization, exemption or approval is hereby made.

Item 6. Exhibits and Financial Statements

         The following exhibits and financial statements are filed as part of this statement:

          (a)     Exhibits

                          B-2(a)     Employee Stock Ownership and Savings Plan

Applicants also hereby withdraw the following exhibits and financial statements that were filed as part of Post-Effective Amendment No. 1 to this file:

           (b)     Financial Statements

2.1   Consolidated Balance Sheet of Allegheny Energy, Inc. as of September 30, 2002 (incorporated by reference to Allegheny's Form 8-K dated December 19, 2002, File No. 1-267); and,

2.2   Consolidated Statement of Operations of Allegheny Energy, Inc. for the nine months ended September 30, 2002 (incorporated by reference to Allegheny's Form 8-K dated December 19, 2002, File No. 1-267).

SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned has duly caused this Post-Effective Amendment No. 2 to Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 6, 2003	ALLEGHENY ENERGY, INC. By : /S/ CAROL G. RUSS Carol G. Russ Counsel